UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2008
MEDCO HEALTH SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-31312	22-3461740
(Commission File Number)	(I.R.S. Employer Identification No.)

100 Parsons Pond Drive, Franklin Lakes, NJ	07417
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 201-269-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On January 30, 2008, the board of directors (the “Board”) of Medco Health Solutions, Inc. (“Medco” or the “Company”) established performance goals under its Executive Annual Incentive Plan (the “Executive AIP”) for performance year 2008. Such performance goals call for the achievement of certain pre-established levels of earnings per share, net new sales and retention rate. The Board established target bonuses so that a participant under the Executive AIP would be entitled to receive from 45 percent to 130 percent of salary as a target bonus, depending on management level, with a payout ranging from 50 percent to 250 percent of target bonus depending upon the attainment of total performance goals. The Board has the discretion to reduce, but not increase, the amount of a participant’s bonus under the Executive AIP. Target bonuses expressed as a percentage of salary for the named executive officers and the Chief Accounting Officer are as follows:

Chief Executive Officer	130%
President and Chief Operating Officer	85%
Chief Financial Officer	80%
Group President	75%
Chief Accounting Officer	45%
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On January 30, 2008, the Board approved an amendment to Article II, Section 2.8 of the Company’s Bylaws to adopt a majority vote standard in an uncontested election of the Board. The new majority vote standard provides that to be elected in an uncontested election, a director nominee must receive a majority of the votes cast such that the number of votes cast “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as a vote cast with respect to that director). A plurality vote standard will be retained for the election of directors only in the event of a contested election. In addition, the Board approved an amendment to Article II, Section 2.10 of these Bylaws to provide that director nominees proposed by shareholders must deliver a statement that, if elected, they agree to tender an irrevocable offer to resign, in accordance with the Company’s Corporate Governance Guidelines applicable to all director nominees, upon failure to receive the required majority vote in a subsequent uncontested election. A copy of the Third Amended and Restated Bylaws is attached as Exhibit 3.1 to this Form 8-K and is incorporated herein by reference in its entirety.
Item 8.01. Other Events.
In addition to the amendment the Company’s Bylaws, the Board also approved an amendment to its Corporate Governance Guidelines that requires any incumbent director who is not elected to the Board in an uncontested election to promptly tender his or her resignation for consideration by the Board.

The text of the Corporate Governance Guidelines amendment states:
“A director who fails to receive the number of votes required for election or re-election in accordance with Article II, Section 2.8 of the Company’s By-laws shall tender an irrevocable offer of resignation promptly to the Board. A recommendation on whether to accept that resignation shall be made to the full Board by the Corporate Governance and Nominating Committee or, if a majority of such committee did not receive the required number of votes for election or re-election, a majority of the independent directors sitting as a special committee appointed by the Board for this purpose (“Special Nominating Committee”). The Board will act on any resignation offer thus tendered, considering any and all factors it deems relevant (including but not limited to the recommendation of the Corporate Governance and Nominating Committee or the Special Nominating Committee, as the case might be), and publicly disclose its decision and the reasons therefor within 90 days from the date of the certification of the election results. The director whose resignation is under consideration shall abstain from participating in any committee or Board decision regarding his or her resignation, but otherwise will continue to serve during this 90-day period.
Notwithstanding the foregoing, if acceptance by the Board of any pending offer(s) of resignation would result in the Company having fewer than a majority of the directors who were in office before the election, the Board may extend the 90-day period for an additional 90 days upon determining that such an extension is in the best interests of the Company and its stockholders.
The Board shall nominate for election or re-election only those candidates who agree to tender, promptly following each such candidate’s failure to receive the required vote for election or re-election at the next meeting at which such candidate would face election or re-election, an irrevocable offer to resign that will be effective upon Board acceptance. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this section of the Guidelines.”
Medco’s Corporate Governance Guidelines are available on its public website at www.medco.com.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Third Amended and Restated Bylaws of Medco Health Solutions, Inc., amended as of January 30, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCO HEALTH SOLUTIONS, INC.
Date: February 1, 2008	By:	/s/ David S. Machlowitz
David S. Machlowitz
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Third Amended and Restated Bylaws of Medco Health Solutions, Inc., amended as of January 30, 2008.